EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-74577 and No.333-194720) of Bank of the Ozarks, Inc. of our report dated June 27, 2016 relating to the financial statements and supplemental schedule of the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Dallas, TX
June 27, 2016